Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 (the “Registration Statement”) of our report dated March 13, 2007 relating to the financial statement of TIAA-CREF USREF I GP, LLC, which appears in such Registration Statement. We consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York , New York
March 15, 2007